RE:      Liquidation Strategy for Swift Energy Limited Partnerships

Dear Investor:

     On March 26, 1998, you were advised that Swift Energy Company, the Managing General Partner, determined that the best course of action for your partnership was to proceed with asset disposition and partnership dissolution. During the last seven months, Swift has been working with the Securities and Exchange Commission to finalize proxy materials that would enable a meeting of investors to be called to vote on a proposal to sell your partnership's properties to the Managing General Partner and liquidate the Partnership.

     During 1998, and especially over the last few months, there has been extreme volatility in the oil and gas markets, with material decreases in both oil and gas prices. As a result of this volatility, combined with the downturn in the equity and debt markets, the Managing General Partner has decided to delay proposing the sale of your partnership's properties (and the properties of the other 62 partnerships to whom a similar proposal was to be submitted).

     The Managing General Partner believes that the best approach at this time is to continue normal operations of the partnership until market conditions improve. Swift will closely monitor the impact of impending winter weather on current gas supplies and assess how the current industry downturn is affecting long-term pricing perceptions.

     If lower oil and/or gas prices are expected for a significant period, then this may not be the best time to sell your partnership's properties. Instead, it may be preferable to defer any significant property sales for a longer period of time and simply continue to hold most properties, produce their remaining reserves and continue to make distributions of available cash generated by sale of that production. However, if the long-term view of prices improves, it may be appropriate to again move forward with an updated or new plan for asset disposition and partnership liquidation.

     At this time, it is difficult to predict the ultimate recommendation that will be made to you. The principal factor affecting any decision is a volatile and unpredictable market. Nonetheless, Swift will continue to manage the partnership's oil and gas properties in a manner that will maximize the partnership's ability to respond to future market conditions. Of course, if you have any questions, please contact the Investor Relations Department at 800-777-2750.

                                  Sincerely yours,
                                  Swift Energy Company, Managing General Partner


                                  /s/ Bruce H. Vincent
                                  ----------------------------------------------
                                  Bruce H. Vincent,
                                  Senior Vice President, Funds Management